Exhibit 10.20

THIS AGREEMENT made effective as of the 29th day of October, 1996, is between Titan Sports, Inc., a Delaware corporation (“Titan”), with its principal place of business at 1241 East Main Street, Stamford, CT 06902 and Jim Ross (“Employee”).

WITNESSETH:

For and in consideration of the mutual undertakings herein set forth, the parties agree as follows:

      1.  Employment

(a) Titan herby engages Employee to render his exclusive services to Titan during the Term of this Agreement. Employee hereby accepts such employment and undertakes to perform all the duties and obligations assumed by him hereunder. Employee’s services shall include but not be limited to: (i) acting as a Vice President performing functions in the area of talent relations; (ii) perfo rmances as a host, MC, Interviewer, Announcer, or Performer (other than as a wrestler in the ring) for all promos, voice overs, home video cassettes and other related services on all of Titan’s television and radio programs (now in existence or to be created) which shall include Free TV, Cable TV, closed circuit and Pay Per Vie w TV, live or recorded; (iii) participation in related program conferences, rehearsals or costume fittings; (iv) participation in any special projects whatsoever produced or promoted by Titan that may require a Host, MC, Interviewer, Announcer, Commentator or Performer (other than as a wrestler in the ring); (v) participation in any advertising or promotion Titan may schedule for any of Titan’s Programs or events including but not limited to NAPTE, NCTA and VSDA conventions; (vi) participation at live wrestling events (other than as a wrestler in the ring) promoted by Titan (collectively the “Programs”); and (vii) participation as a Producer, Host, MC, Interviewer, Announcer, Commentator or Performer for Titan’s 900 number. Employee will render such services whenever and wherever Titan may reasonably require and such services will be performed in a competent, conscientious and professional manner. The Employee shall devote his full time, attention and energy to the performance of his services hereunder. Employee shall promptly and faithfully comply with all the instructions, directions, requests, rules and regulations of Titan in connection herewith. All such services may be changed upon notice to Employee by Titan.

(b) Except as above stated, Employee shall not during the Term of this Agreement permit the issuance of any advertising, exploitation, publicity or appearances whatsoever concerning him without Titan’s prior written consent, nor shall he announce or make known directly or indirectly, by paid advertisement, press notice or otherwise, that he has contracted to perform any services contrary to the terms hereof.

      2.  Territory

The Territory for this Agreement shall be the entire world.

    3.  Term

The Term of this Agreement shall be for a period of ten (10) years, unless terminated earlier pursuant to this Agreement (the “Term”). Notwithstanding anything herein to the contrary, termination of this Agreement for any reason shall not affect Titan’s sole and exclusive ownership of and exclusive rights to any Programs; the “Rights, Results, Products, and Proceeds” in and to and derived from Employee’s performance or services during the term of this Agreement as set forth in Paragraphs 10, 11, and 12 hereof; and the exploitation of the Rights hereof in any and all media whether now known or hereafter developed; and any agreement concerning all of the Rights to Employee’s Name and Likeness.

     4.  Compensation

(a) Provided Employee duly performs his obligations hereunder, Titan shall pay him for his services and for any and all rights herein granted and agreed to be granted by him to Titan compensation in the amount of TWO HUNDRED THOUSAND DOLLARS ($200,000.00) per year, payable in equal, bi-weekly installments. In addition, Employee will be eligible to participate in the Talent Pool.

     Moreover, Employee may be considered for additional compensation by way of bonus. The eligibility for and calculation of any such bonus shall be determined by Titan in its sole discretion.

      Titan shall have the right to deduct and withhold from Employee’s Compensation any amounts required to be deducted and withheld pursuant to any present or future law, including, but not limited to, applicable tax law. Payment of the aforementioned Compensation shall be payment in full for all services, and all Rights, Results and Proceeds (as further described in paragraph 10, 11 and 12 below) including, but not limited to, any and all uses, reuses, and recompilation(s), of the aforesaid in perpetuity, in any and all media whether such media is now or hereafter in existence, sold by Titan or any of its licensees to the public which may feature, whether prominently or not, Employee’s Name and Likeness in any manner whatsoever. Employee shall not be entitled to nor receive any additional royalties, fees, commissions, appearance money, etc. in connection therewith, and Employee agrees to indemnify and hold Titan, its officers, employees and/or other representatives harmless, in perpetuity, in connection therewith.

(b) In addition, said Compensation shall be inclusive of any union(s) dues, fees and/or payments, whether pension or otherwise, which may be due from Titan in connection with Employee’s services or performances as same are set forth herein. All such dues and payments shall be collectible solely and directly from Employee who indemnifies and holds Titan, its officers, employees and assigns harmless in connection therewith.

(c) Travel and accommodation expenses incurred by Employee in the performance of his duties hereunder and at the direction of Titan will be paid by Titan in accordance with Titan’s then current Travel Policy. All air travel, bonus trips, frequent flyer bonuses or other similar discounts and incentives earned or procured by Employee will be used to benefit Titan or reduce Titan’s cost herein.

      5.  Option to Suspend or Terminate

Titan shall have the right to suspend or terminate the operation of this Agreement, both as to services and compensation, if any of the following occurs:

(a)	The inability of the Employee to fully perform his obligations hereunder by reason of mental health or physical incapacity or accident or any other cause that renders such non-performance impossible or otherwise excusable by law;

(b)	The hampering or interruption of the operation of the business by force majeure, economic reasons, or any other cause beyond Titan’s control;

(c)	The failure or refusal of the Employee to render his required services hereunder when and wherever instructed by Titan;

(d)	The breach by the Employee of any provision of this Agreement; or

(e)	The determination by Titan (notwithstanding the reason) that Employee’s performance does not meet the standards of performance which Titan, at its sole discretion, requires.

     In the event of the suspension of this Agreement, Titan shall give the Employee immediate notice of same. Upon the resumption of the operation of this Agreement, Titan shall have the right but not the obligation, to extend the Term hereof for a period equal to all or any part of the period of suspension. Any such right of extension shall be exercised by notice served in writing upon the Employee prior to the expiration of the then current Term. Nothing herein contained shall be construed to alter Employee’s or Titan’s rights under applicable law.

     In the event of the termination of this Agreement in accordance with any of the foregoing provisions, Titan shall, upon termination, be released from all further obligations to the Employee hereunder, including payment of the Compensation hereunder, except that it shall be liable to the Employee for such Compensation as may have been unpaid prior to said suspension or termination. Termination by Titan shall not be deemed to be a waiver on its part of any other rights or remedies it may have by reason of the circumstances on which the termination is predicated. Notwithstanding anything herein to the contrary, in the event Employee is terminated for reasons other than those set forth in (a) through (d) above, Titan agrees that Employee’s compensation as provided in Paragraph 4(a) shall be continued as follows:

(i) if the Employee is terminated during the first three years of this Agreement, this compensation shall be continued for six (6) months;

(ii) if Employee is terminated in the fourth, fifth or sixth contract year, his compensation shall be continued for nine (9) months;

(iii) if Employee is terminated after completion of the sixth contract year up until expiration hereof, Employee’s compensation shall be continued for twelve (12) months.

However, regardless of when employee is terminated, Employee’s right to participate in the Talent Pool or to accumulate any other compensation or benefits shall immediately terminate.

6. Benefits

Employee shall be eligible for then current benefits (including but not limited to medical, dental, life, workers’ compensation insurance and short term and long term disability benefits where Employee is eligible) in the same manner and to the same extent as other Titan employees and pursuant to Titan’s then current Employee Handbook.

7. Gym Membership

Employee shall be provided with a complimentary family membership to the Titan gym during the term of this Agreement. Employee and family members shall execute all documents required of all members and be subject to all rules and regulations of the gym.

8. Services Exclusive

Employee shall render his services solely and exclusively for Titan throughout the Term hereof as follows:

(a) Employee shall not grant to other, during the Term of this Agreement, the right to use his Name, Voice and/or Likeness for the purpose of promoting and advertising the same or in connection with third party products or services.

(b) Employee shall not during the Term of this Agreement permit the issuance of any advertising, exploitation or publicity whatsoever concerning him without Titan’s prior written consent, nor shall he announce or make known directly or indirectly, by paid advertisement, press notice or otherwise, that he has contracted to perform any services contrary to the terms hereof.

(c)	Employee grants to Titan the exclusive right to use and reuse in perpetuity his Name and Likeness and Voice as same shall appear in the Programs and in any and all print and related media produced, published and/or distributed during the Term hereof, including without limitation, in any interactive, video/computer software, and/or home video cassettes produced by Titan or any of its licensees in connection therewith, with no further compensation other than that indicated in paragraph 4 above.

9. Morals

During the Term hereof, Employee shall act at all times with due regard to public morals and conventions. If Employee shall have committed or shall commit any act or do anything that is or shall be an offense involving moral turpitude under Federal, state or local laws, or which brings Employee and/or Titan into public disrepute, contempt, scandal or ridicule, or which insults or offends the community, or which injures the success of Titan or any of Titan’s products or services, then at the time of any such act or any time after Titan learns of any such act, Titan shall have the right, in addition to its other legal and equitable remedies, including injunctive relief, to terminate this Agreement forthwith.

10.	Plugola and Payola

Employee understands that it is a Federal offense, unless disclosed to Titan to:

(a)	Give or agree to give any member of the production staff, anyone associated in any manner with the Programs, or any representative of any station or network any portion of his compensation or anything else of value for arranging his appearance on the Program(s).

(b)	Accept or agree to accept anything of value, other than his or her regular compensation for services on the Programs, to promote any product, service or venture on the air, or use any prepared material containing such a promotion where Employee knows the writer received consideration for it.

Employee hereby warrants that he has not and will not accept or pay any such consideration or agree to do so, which may be construed to be in contravention of the requirements of the Federation Communications Act. In the event such consideration has been or is offered, accepted, or paid, voluntarily or involuntarily, full disclosure must be promptly made to Titan. Any breach of such understanding shall give Titan the right to immediately terminate this Agreement.

11. Ownership of Results and Proceeds: Grant of Exclusive Rights

In addition to Employee’s services, Titan shall be entitled to, and shall own, solely and exclusively, all the Results and Proceeds thereof, and all Rights of every kind therein. Employee acknowledges that his appearances, services and contributions to the Programs shall be deemed work for hire under the United States Copyright Act of 1976, as amended (17.U.S.C.ss.101, et seq.) The Employee grants all the following worldwide rights exclusively to Titan all of which rights will be and remain the property of Titan, forever:

(a)	To own in perpetuity all of the Rights, Results, Products and Proceeds in and to, or derived from, Employee’s services he reunder (including, without limitation, all incidents, dialogue, characters, character names, actions, gags, routines, ideas, titles, inventions, and other material written, composed, submitted, added, improvised, interpolated and invented by Employee in connection with the rendering of Employee’s services hereunder) and to obtain copyright and/or trademark protection therefor in the name of Titan or Titan’s designee:

(b)	During the Term of this Agreement, to film, tape or otherwise record, or to authorize others to do so by any media now known or hereafter created, any or all of the services performed by Employee under this Agreement;

(c)	During and after the Term of this Agreement, to produce, reproduce, manufacture, record, perform, exhibit, broadcast, televise by any form of television or other media, whether now or hereafter in existence, (including, without limitation, free, cable, interactive, pay cable, closed circuit and pay-per-view television), transmit, publish, copy, print, reprint, vend, sell, distrib ute, reissue, reconfigure and use and authorize others to do so, the product of Employee’s services hereunder in perpetuity and in any manner or media and by an art, method or device, now known or hereafter created including, without limitation, by means o f videodisc, videocassette, interactive video/computer software and/or theatrical motion picture and non-theatrical motion pictures;

(d)	To use, and to authorize others to use, during and after the Term hereof, in any and all media now known or hereafter created, Employee’s legal and performing Name, Likeness, photograph, biography, voice, signature, caricatures, characteristics, routines and any costumes and/or props used by or associated with Employee in connection with his services hereunder in advertising and/or publicity in connection with Employee’s services and/or the exercise of the rights granted to Titan hereunder; and

(e)	During the Term of this Agreement, to solicit, negotiate and enter into agreements for and on Employee’s behalf for the exploitation of merchandising, commercial tie-up, publishing personal appearance, performing at Titan events and other non-wrestling related events and endorsements rights in and to Employee’s Name and Likeness.

      12. Agreements for Rights

Employee is relying on Titan’s expertise in connection with the exploitation of the Rights and Employee’s approval shall not be required in order for Titan to enter into any agreement which authorizes the exploitation anywhere in the world of any or all of the Rights, particularly the right in and to Employee’s Name and Likeness. Employee agrees to execute any such agreements and if Employee is unavailable or refuses to execute such agreements, Titan is hereby authorized to do so in Employee’s name as Employee’s attorney- in- fact.

      13. Titan’s Control

Employee acknowledges the right of Titan to make any changes in the product of any of the Employee’s services hereunder in the preparation and exploitation of the Programs or the other Rights granted hereunder, and, in this connection, Employee acknowledges and agrees that Titan’s reasonable decision with respect to any agreements disposing of the Right to Employee’s Name and Likeness or the exercise of any other rights hereunder will be final.

      14. No Obligation to Use Services

Subject to Titan’s obligation to pay the Employee the compensation specified in Paragraph 4 (except in the event of Employee’s breach, default or any other happening pursuant to paragraph 5 above), Titan shall not be obligated to use the Employee’s services or to include Employee’s work in any Program or Event, and Titan shall not be liable to the Employee in any way for failure to do so in whole or in part.

      15. Trademarks

In addition to these rights as described in Paragraphs 7 and 10 herein, if Titan develops service marks, trademarks, and/or distinctive and identifying indicia for Employee, they shall belong to Titan in perpetuity and Titan shall have the exclusive right to use, reuse and to authorize others to use and reuse same in any media whatsoever throughout the world whether now known or hereafter developed.

      16. Indemnification

Employee hereby indemnifies Titan, its officers, directors, agents, employees, independent contractors, representatives, successors and assigns and Titan’s licensees, assignees and affiliates and their respective officers, directors, agents, employees, independent contractors, representatives, successors and assigns, and hold each of them harmless from any claims, demands, liabilities, actions, costs, suits, proceedings or expenses (including, witho ut limitation, reasonable legal fees and expenses) incurred by any of them arising out of or related to the breach or alleged breach of any warranty, undertaking, representation, agreement or certification made or entered into herein or hereunder by Employee including the above and/or arising out of or related to Employee’s conduct within, or around the ring, hallways, dressing rooms, parking lots, or other areas within the immediate vicinity of the facilities where Titan has a production, program or event or where Employee is appearing, performing and/or engaged on Titan’s behalf.

Titan shall indemnify Employee and hold Employee harmless from any claims, demands, liabilities, actions, costs, suits, proceedings or expenses (including reasonable attorney’s fees and expenses) incurred by Employee arising out of or related to the breach or alleged breach of any warranty, undertaking, representation, agreement or certification made or entered into herein or hereunder by Titan.

      17. Life Insurance

Titan shall have the right, at its election and expense, to obtain additional life or other insurance upon Employee other than that provided to all other employees in such amounts as it may determine including, but not limited to, insurance against the failure of Employee to appear and to participate in any Program or Event. Employee shall have no right, title or interest in or to any such insurance. Employee agrees to cooperate and assist in Titan’s obtaining such physical or other examinations of Employee as may be required to obtain such insurance and by preparing, signing, and delivering such application and other documents as may reasonably be required.

      18. Equitable Rights

It is mutually agreed that Employee’s services are special, unique, unusual, extraordinary and of an artistic character, giving them a particular value which cannot be reasonably or adequately compensated for in money damages at law and which are incapable of replacement. Employee acknowledges and concedes that Titan would be irreparably harmed by Emp loyee’s breach of any of the terms or conditions of this Agreement and that Titan shall be entitled to an injunction restraining Employee from committing or continuing said breach without the necessity of proving the inadequacy of money damages. Notwithstanding the foregoing, nothing herein set forth shall be construed as prohibiting or otherwise restricting Titan from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of money damages from Employee.

      19. Deductions

Titan shall have the right to deduct and withhold from the Employee’s Compensation any amounts required to be deducted and withheld by it pursuant to any present of future law, including, but not limited to applicable tax law.

(a)	If Titan makes any payments or incurs any charges for the Employee’s account or if the Employee incurs any charges with Titan, Titan shall have the right to recoup such payments or charges by deducting the aggregate amount thereof from any compensation then or thereafter payable to the Employee hereunder. This provision shall not limit or exclude any other right of recovery that Titan may have.

(b)	Nothing herein contained shall be construed to obligate Titan to make such payments or incur such charges or to permit the Emplo yee to incur such charges.

(c)	If the Employee claims that any such deduction is unauthorized, he shall so notify Titan and due consideration shall be given to the merits of his claim; but the making of any such deduction shall not constitute a breach of this Agreement by Titan even though it may ultimately be found to have been unwarranted.

(d)	If Titan pays the Employee any compensation that the Employee is not entitled to receive, the Employee shall repay such compensation to Titan on demand, or Titan may at its option, recoup the amount thereof by deducting same from any compensation thereafter payable to the Employee.

20.	Warranty

Employee represents, warrants, and agrees that he is free to enter into this Agreement and to grant the rights herein granted to Titan; he has not heretofore entered and shall not hereafter enter into any contract or agreement which is in conflict with the full provisions hereof or which would or might interfere with the full and complete performance by Employee of his obligations hereunder or the free and unimpaired exercise by Titan of any of the rights herein granted to it; Employee further represents and warrants that there are no pending claims or litigation affecting Employee which would or might interfere with the full and complete exercise or enjoyment by Titan of any rights and licenses granted hereunder.

Employee represents, warrants and agrees that he is able to perform the major functions required under this Agreement; and that he is free from the influence of illegal drugs or controlled substances, which can threaten his well-being and pose a risk of injury to himself or others. To insure compliance with this warranty, Employee shall abide by Titan’s Drug Policy and consents to the sampling and testing of his urine in accordance with such policy and insofar as permitted by applicable law.

Employee further represents, warrants, and agrees that he will not, during or after the Term of this Agreement, reveal to any person, corporation or entity, any trade or business secrets of Titan.

In addition, for due and ample consideration, Employee represents, warrants, and agrees that he will not, during or after the Term of this Agreement, profit in any way by publishing, writing, or otherwise revealing trade or business secrets of Titan. Employee understands that he will also be required to sign a separate Confidentiality Agreement.

      21. Clause Headings

The headings of the clauses of this Agreement are solely for the purpose of convenience. They are not a part hereof, and shall not be used in the construction of any provision.

      22. Construction

This Agreement shall be construed in accordance with the laws of the State of Connecticut all disputes arising hereunder shall be submitted to the Courts of that State. Employee thus agrees to submit to the personal jurisdiction of the Connecticut courts.

      23. Waiver

No waiver by either party of the breach of any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or similar nature.

      24. Assignment

Titan shall have the right to assign, license or transfer any or all of the rights granted to it hereunder to any person, firm, or corporation and, if any assignee shall assume in writing Titan’s obligations hereunder, Titan shall have no further obligations to Employee hereunder. Employee may not assign, transfer or delegate his rights or obligations hereunder (except rights to monies owed him by Titan) and any attempt to do so shall be void.

      25. Notices

Any notices required or desired hereunder shall be in writing and sent postage prepaid by certified mail, return receipt requested, or by prepaid telegram addressed as follows, or as the parties may hereafter in writing otherwise designate:

      TO TITAN:

      Linda E. McMahon
      Chief Executive Officer
      1241 East Main Street
      Stamford, Connecticut 06902

      TO EMPLOYEE:

The date of mailing of any notice shall be deemed the date notice was provided.

	26.	Miscellaneous

	(a)	This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and all prior understandings, negotiations and agreements are merged in this Agreement. There are no other agreements, representations, or warranties not set forth herein with respect to the subject matter hereof, and this Agreement may not be changed or altered except in writing signed by Titan and Employee.

	(b)	In the event any part or parts of this Agreement are declared invalid or unenforceable, such declaration shall not affect any other or remaining provisions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

TITAN SPORTS, INC.

By:	/s/ Linda E. McMahon

Linda E. McMahon
Chief Executive Officer

EMPLOYEE

By:	/s/ Jim Ross

Jim Ross